Exhibit 99.1

PRESTO®	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715)-839-2164

NATIONAL PRESTO INDUSTRIES, INC.

ANNOUNCES AGREEMENT

Eau Claire, Wisconsin (December 23, 2013)—National Presto Industries, Inc. (NYSE: NPK) today announced that on December 19, 2013, AMTEC Corporation, its wholly owned subsidiary, entered into an agreement for the purchase of substantially all of the assets of Chemring Energetic Devices, Inc.’s business located at the facilities in Clear Lake, South Dakota and all of the real property owned by Technical Ordnance Realty, LLC. The closing of the agreement requires satisfaction of certain conditions. The Clear Lake facility is a manufacturer of detonators, booster pellets, release cartridges, lead azide and other military energetic devices and materials. It has annual sales of approximately $15,000,000. Major customers include US and foreign government agencies, AMTEC and other defense contractors.

National Presto Industries, Inc. operates in three business segments. The Housewares/ Small Appliance Segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense Segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, less than lethal munitions and less than lethal accessory equipment. The Absorbent Products Segment is primarily engaged in the manufacture of private label adult incontinence products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.